Exhibit 99

DAVID PARKER TELECONFERENCE WITH
COVENANT TRANSPORTTION GROUP
ON TUESDAY, OCTOBER 28, 2008
AT 9:00 A.M. CENTRAL TIME

OPERATOR:  This recording is for the David Parker Teleconference with Covenant Transportation Group, today, October 28th, 2008, 9 a.m. central time.

Excuse me, everyone.  We now have our speakers in conference.  Please be aware that each of your lines is in a listen-only mode.  At the conclusion of today's presentation we will open the floor for questions.  At that time instructions will be given as to the procedure to follow if you would like to ask a question.  I would now like to turn the conference over to Mr. Joey Hogan.  Mr. Hogan, you may begin.

JOEY HOGAN:  Thank you, Tiffany.  Good morning, everyone, and welcome to our third quarter conference call. Our comments this morning will be brief but joining me on the call this morning is our CEO, David Parker via telephone, our CFO, Richard Cribbs, as well as other members of senior management.  This conference call will contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended in Section 21E of the Securities Act of 1934 as amended.  Forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward looking statements.  Please review our disclosures in our filings with the SEC.

    As a reminder, everyone, a copy of our prepared comments and additional information is available on our website.  Due to the depth of our disclosure within our September pre-release and the final release, our prepared comments, again, as I said, will be very brief and then we'll open up the call for questions.

    In summary, our employees continue to make meaningful, measurable, long term improvements to operations that will benefit us as we battle through this recession.  As David stated in the release the quarter was a time of great promise while also a great frustration for the group.  On the positive side, we were able to improve our revenue per truck by 6.5%.  Also, we continue to aggressively grow our non-asset solution subsidiary.

    Although fuel costs were up on average $1.45 a gallon versus the third quarter of '07 through various fuel savings initiatives we were able to offset that increase completely.  Our DOT reportable accidents per million miles was the lowest in eight years, as well as finally in completing our long term financing plan was a major accomplishment.  On the negative side we had a small number of severe accidents that impacted us by about $0.16 a share.  We also had a non-cash charge of $0.03 per share related to the above-mentioned financing.

    From a freight standpoint October has not been a good month.  On the driver side in all markets freight began to weaken in late September and has continued throughout October.  Freight for our temperature controlled product, although, has been doing reasonably well and we're considering shifting more dry assets to that division.  Additionally, although our total fleet size was down almost 5% during the quarter compared to a year ago, due to the recent weakness in the freight market we will continue to seek a correct balance of freight capacity in our model.

    We fully expect fourth quarter utilization to be a very difficult comparison to a year ago with no expectation of a meaningful 2008 fourth quarter peak shipping season.  Based on discussions, though, with certain of our larger shippers it appear there may be at best a small peak season between Thanksgiving and New Year's.  On the positive side the recent drop in diesel prices should be a meaningful benefit to earnings when compared to the third quarter of 2008.

    Our major initiatives during the quarter amongst several others, but our major ones during the quarter include the determination of the fleet size for 2009, the completion of our rate increase initiative, and finishing our long term information technology strategic plan. And that's all, Tiffany, of our prepared comments and now we'll open them up for questions.

OPERATOR:  All right, thank you, Mr. Hogan.  At this time, if you would like to ask a question please press the star key followed by the one key on your touch tone phone now.  Questions will be taken in the order in which they are received.  If at any time you would like to remove yourself from the questioning queue please press star two.  Our first question comes from Tom Albrecht.

TOM ALBRECHT:  Hey, David, Joey, and others.  Hope you're doing well today.  A couple of different questions.  It really seems like you're committed to growing the teams again and I'm just wondering how big that might become and how does the profitability of the team business stack up with the consolidated results that we see.

JOEY HOGAN:  Tom, you know, last summer we made a strategic, long term decision on inside Covenant division that we needed to refocus on the strength of that company, which was our teams.  We've continued to allow it, if you will, that's probably too strong of a word, but it continued to slowly decline.  And the question to be asked is, well, how small could this thing be?  If we wake up three, four, five years from now will we have 200-300 teams?   And at the time it was 700 to 750 teams.  And we spent a long time talking about that.  And basically said, that's our background, that’s our heritage.  That's what we do well inside Covenant, the transport piece of the pie.  And so we decided we needed to refocus on that, in fact, grow it.  And we felt that that would do a lot inside the organization from re-establishing who we are, raise the service bar, and amongst several other things that we wanted to accomplish.  Plus, frankly, it was still a very – it was a profitable piece of the product.  And so we made the decision to grow that.

    Where do we stop?  The last six weeks or so, or when can you have too many.  That's probably a different question.  In the last six weeks or so we have limited the growth in our teams and we haven't grown them much at all over the last six weeks.  We've plateaued that and actually capped it, if you will.  Because you can't have too many, especially in a recessionary time.

    So it's really more of a Covenant Transport piece of the pie.  It's still a inside the Covenant product.  Our dedicated product is our most profitable right now and it is profitable, and our expedited group is right behind that, generating profit.  So we would like to continue growing it at the right time and we're right in the middle of that process, trying to decide how we handle our teams throughout next year.  It's really going to be an economy call and an economy question.

TOM ALBRECHT:  Okay, and then you've mentioned you're likely to continue to shift some trucks to the refrigerated business.  Is that business profitable?  I know the old SRT has always been solid, but after it had been force fed a lot of trucks it seemed to deteriorate.  Where's the profitability of that and how many trucks might you be talking about?

JOEY HOGAN:  When we talk about temperature control it is only SRT.  I mean, Covenant is running a few teams in the produce side of the business, but basically our temperature control product is all SRT.

    It is. It – the couple of or the few severe accidents we mentioned in the release, one of those was SRT.  Absent that we feel that SRT is knocking on the door of getting back to where it was historically, and we made a decision to shift 50 trucks or so to that division.  Some of them right now, the rest of them kind of late winter, early spring.  And that unit is doing well, and we're pleased with that.

TOM ALBRECHT:  Okay, and then I guess just a few factual questions.  You usually have in the stats the percentage brokerage freight but I didn't see it this time.  And do you have any thoughts on '09 cap ex, what '09 depreciation might be, and any tax rate thoughts?

RICHARD CRIBBS:  What was that first part about the brokerage freight?  We've decided not to disclose that.  That number is kind of tricky to calculate because it has a lot of influence from how much of it is from our Solutions group and how much of it is from outside.  It's relatively flat with the third quarter – I mean, with the second quarter.

TOM ALBRECHT:  Okay.  And that was like 11%, I believe.

RICHARD CRIBBS:  It was slightly down from that.  We continue to improve that area, especially if you look at what we're doing with outside the group, so outside of Solutions.  That continues to improve.  And on cap ex, we're still finalizing our plans on our equipment planning and for next year and how much we're going to replace, et cetera, how much we're going to maintain our fleet size versus decreasing it slightly.  But we're looking at a range of between, anywhere between, it's a pretty big range but between $65 and $80 million of cap ex net of disposals next year.

TOM ALBRECHT:  Okay.  And how about a depreciation figure?

RICHARD CRIBBS:  Depreciation and amortization combined, probably between, right between $42 and $48 million for the year.

TOM ALBRECHT:  All right, and then on the tax rate, normally as profitability, core profitability climbs that goes way up.  But after this quarter I'm not sure what to think.

RICHARD CRIBBS:  Well, it changes.  We've got our per diem, we talk about that a lot.  Our per diem plan, which is per diem payments are only 80% deductible.  And so as that changes, and we've really increased our per diem participation.  One of our subsidiaries went to 100% participation on that late in the second quarter.  And so as that increases, has even more impact on the tax rate, and what you really find is the closer you are to zero, it's a bigger impact that has.  And so as you're either further losses or further gains from that, you're going to get closer to the average effective tax rate of 40%.  But it's always going to be different because of that per diem amount.

TOM ALBRECHT:  Right.  Well, I guess the reason I was asking, I believe your tax rate was really low this quarter.  Unless I'm looking at something wrong here.

RICHARD CRIBBS:  It was probably about 16%.

TOM ALBRECHT:  Yes.  And so that was my point.  Normally when you don't have much profitability the per diem impact helps to elevate you to a really high tax level, and yet here you had a really low one so I'm just looking for some comments or guidance on what to do for the fourth quarter and beyond.  Should we kind of go back to well north of 40% or what?  Because 16, I'm sure, is not 16 or 18 sustainable.

RICHARD CRIBBS:  Basically I would take about $9 million of your salaries and wages and call that per diem.  And then only make that 80% deductible and see what that does for you.  That will get you to the right answer.  It will be real close anyway.  We actually had a zero or 0.3% tax rate in the second quarter, and then 16 this time.

TOM ALBRECHT:  All right.

JOEY HOGAN:  But there were no unusual items in the quarter, positive or negative on the tax side.

MALE SPEAKER:  No, very small adjustments.

OPERATOR:  All right.  And our next question comes from Ed Wolfe.

ED WOLFE:  Hey, good morning.

JOEY HOGAN:  Good morning, Ed.

MALE SPEAKER:  Good morning, Ed.

ED WOLFE:  Hey, Joey, is David on the call?

DAVID PARKER:  Yes, I'm here.

ED WOLFE:  Hey, David.

DAVID PARKER:  Hey, Ed.

ED WOLFE:  Can you talk a little bit about, you said the world stepped down at the end of September and October.  You guys obviously have a lot of puts and takes with what you're doing internally.  But what's the pricing environment feeling like right now relative to when things felt like they were tightening in May and June, and really the whole year.

DAVID PARKER:  You know, Ed, we have not seen – think about CTG and all the three companies.  We have not seen any pressure on lowering rates, even in this environment.  So I think that the customers have really gotten to a point where they believe that they, that they don't need to be lowering or putting the pressure on the carriers to lower pricing.  So we're not sensing that.  We're not seeing or even hearing, we've only got a couple of bids that are on the table as we speak, and we don't hear customers that are really planning on bid – any type of bid activity in the next three or four months that we know of, anyway.  So I do think that the downside of pricing is in pretty good shape from that standpoint.

    And then we're still being able to take some pricing up.  It's not where any of us would want it to be, but it's got a potential to be up 1, 1.5% kind of number out there that we are getting some rate increases.  So we're definitely having discussions with all of our customers and we're getting some.  It's not three or four like we would like to have had, say, in June, July when freight was in good shape.  But I do expect to see a 1%, 1.5% kind of numbers.

ED WOLFE:  Even if we're in a recession for '09 you can get 1, 1.5 for the (inaudible).

DAVID PARKER:  It does seem like it.  That we've got customers that are continuing to give us the freight.  The freight is down without a doubt, but we're not getting cut off and we're not aggressively.  We're just going to speak to our customers.  I say you got a lot of customers that are finally concerned about the industry.

ED WOLFE:  I'm hearing similar things.  Are you also hearing requests from some of the bigger customers for longer term contracts, or not?  In the couple of bids you're in, are they for multi-year?

DAVID PARKER:  No, no, no.  Isn't that correct, Joey?

JOEY HOGAN:  Well, most of the ones we have, the three or four large ones are contemplating multi-year, two to three year type of arrangements.

DAVID PARKER:  But not with flat rate – but with the ability to rate pricing.

JOEY HOGAN:  Yes, with some kind of escalators built into that.

ED WOLFE:  CPI kind of escalators?  How do you think about those?

JOEY HOGAN:  Pardon?

ED WOLFE:  Generally some kind of CPI escalators?

JOEY HOGAN:  Yes.  Just some type of escalator that's in there.  I think one of the things I'd add on David's comment is remember that our customers are receiving, are getting the benefit of $0.20 to $0.25 a mile and less fuel surcharge.  And so that's helping our customers' costs as well significantly.  And I would 100% agree with David.  I don't think that we're not feeling big pressure to lower rates right now.  But there's nevertheless less freight.  Quite a bit less freight.

ED WOLFE:  How do you look at the net fuel benefit in the quarter in third quarter and then relative to fourth quarter, assuming fuel keeps coming down but not as fast from here.  I got WTI at 64 and diesel is probably lagging a couple weeks.  So assuming that that occurs is there a bigger benefit year-over-year in third quarter or fourth quarter, and what was the benefit as you see it in third quarter?

JOEY HOGAN:  Well, assuming the same fuel prices and we've kind of steadied our fuel surcharge recovery, we're looking at probably a $0.03 to $0.05 per mile improvement from fourth quarter – I mean, from third quarter to fourth quarter.  And that's approximately 5 – between $0.15 and $0.25 per share of improvement.  For the third quarter from the second quarter, we saw about the same.  We saw about a $0.05 per mile improvement.  And so that was roughly $0.21 a share or so.

ED WOLFE:  But that was offset by higher costs to some degree?

JOEY HOGAN:  That is a net number.  That's net fuel, fuel expense, net of fuel surcharge recovery.

ED WOLFE:  So you're seeing kind of a similar fourth quarter versus third quarter shaping up from that perspective.

JOEY HOGAN:  Yes.

ED WOLFE:  On the insurance side, what – having the higher claims activity, can you discuss a little bit about what happened there and what from that might be ongoing versus what's not. Do you have higher deductibles or anything like that as a result of what's going on?

JOEY HOGAN:  Ed, we don't have – we have the same deductibles as we've had.  There's been no change there.  And we said, what we said in our release for very specific purposes, I really don't want to comment how many is a few.  And I don't want to get into how much is attached to each, but nevertheless we did have a few severe accidents that were – we feel that the reserves that were set up in our financials were reasonable for those accidents.  And we're just too early in how those – you'll probably by the time the Q comes out see some more disclosure on those.  But there was in a couple of the subsidiaries inside the group were involved in separate accidents.  So they weren't assigned to any one division or things like that.

ED WOLFE:  So I mean, could we see $0.80 a mile again for insurance and claims in the near term or are we going to be over $1 for a while?

JOEY HOGAN:  You mean $0.08 a mile?

ED WOLFE:  I'm sorry.  $0.08 versus over, you know, $0.10.

JOEY HOGAN:  Yes, we've got – I should let Richard comment on that, kind of what our ongoing experience is, how do you feel about that?

RICHARD CRIBBS:  Yes, third quarter we were over $0.10, a little over $0.11 actually.  But we did feel like the reserves that were set were adequate to cover all the accidents that occurred during that period as well as any past accidents, any changes that we've had in any reserves there.  Ongoing with our lower DOT accidents per million miles, at that rate we should be experiencing between $0.065 and $0.08 a mile on an ongoing basis.  You expect severity to track along with the frequency.  If you have less accidents, you should expect to have less severe accidents.  And with that being the case we're looking at pretty strong results going forward for fourth quarter and for '09.  Probably between that minimum $0.065 right up to $0.08 a mile.  Barring any additional fatalities, et cetera.

ED WOLFE:  And so far in October nothing major?

RICHARD CRIBBS:  No, nothing near the magnitude of kind of what we saw during the month of September.

ED WOLFE:  Okay.  Last thing just do you have any cash flow information in terms of maybe cash from operations?  I know it's $29 million net cap ex in the quarter.

RICHARD CRIBBS:  Right.  Let me pull that here.  Yes.  For the quarter our operating cash flow was approximately $12 million.  But I will say that a large part of that negative cash flow in our sales, cash flow in our equipment purchases, was in July.  We were negative 14 million in the month of July.  So out of that net negative 17 most of that was July. If you look at the month – if we look at the month of August, September, and October, we are cash flowing ourselves.  We are positive, including paying down on balance-sheet and off balance-sheet debt.  So we're at a point now where we are cash flowing ourselves.

OPERATOR:  All right.  And our next question comes from Justin Yagerman.

ROB SAMMOND:  Hey, good morning, guys.  This is Rob Sammond (sp?) on for Justin.

MALE SPEAKER:  Hi, Rob.

MALE SPEAKER:  Good morning, Rob.

ROB SAMMOND:  Good morning.  What are your thoughts on the fleet size given your recent reduction in tractors, which was somewhat offset by increased team?

MALE SPEAKER:  Justin, we have – I mean, Rob, we're right in the middle of finishing that.  I mean, it's not going to go up next year and I think there's a good likelihood it could go down somewhat between now and late first quarter.  It's just how much.  We're not really ready to say how much yet.

ROB SAMMOND:  Certainly, that's fair with that regard.  And during the quarter you'd seen some impairment charges with regard to reductions in the fleet size for tractors that you'd put up for held for sale as well as some trailers out there.  Do you feel like where the fleet is currently if you do decide to reduce it further could there be a possibility for further impairment?

MALE SPEAKER:  Rob, that would be reduced quite a bit.  A lot of the impairment that we had related to some older tractors that we had held for sale, literally they were 2005 models that we did not have turn-in values for related to the manufacturer.  As we – any of the tractors that we pull now will be '06 models and we have an amount that we can turn those into – actually for freight liner to freight liner for, that would hold those values up to about where they are currently, or they've depreciated down to.  So I don't see that large of an impairment for idle equipment that we had in the third quarter.

ROB SAMMOND:  Were the tractors – the 2005 models, did those also have residuals on them or were those kind of wouldn't –

MALE SPEAKER:  They did but they expire after a certain amount of time.  And at the time that we were making a decision whether to turn them in or to sell them the values were still being – were still holding up.  And so we had decided to still sell those outright and that's what we're still doing but we had to reduce the value on those because the market value has decreased over the last three months

DAVID PARKER:  The used truck market, Rob, in the last 60 days has weakened.

ROB SAMMOND:  That's kind of what we've been hearing out there as well.  On the brokerage side of things, and with your Covenant Solutions, it looked like you guys continued to generate quite a bit of growth as well as net revenue increases at strong profitability levels.  What are your thoughts with regard to that division as you look out to the fourth quarter and 2009 and beyond?

DAVID PARKER:  It's to continue to grow that division.  Our goal is to continue to look at in-house abilities as well as agents out there, and so, yes, our goal is to continue to grow it.

MALE SPEAKER:  You got, Rob, in the fourth quarter for Solutions, there's a lot of special project work in there in the fourth quarter that our group has done, as well as asset subsidiaries has done a great job in supporting it in the fourth quarter.  And I think that that's – some of those projects you get, some of them you don't.  And the one, the large one that we got last year, we've been able to get again this year and we're real pleased with that.  Our customer was very pleased with our service.  And so that's a big wild card for Solutions, kind of going in the fourth quarter how much project work it does.  And so we are diligently trying to grow it the right way and to grow it profitably.  And so we made some large investments in the early part of the year and we're in the middle of evaluating those investments.  Did we go too far, did we go far enough?  Company stores versus agent operations, as David mentioned.  So we're trying to build this thing but the right way for long term sustainability as well as to maximize opportunities for all the group companies.

MALE SPEAKER:  And we did also have large project in the third quarter related to the hurricanes down in Louisiana and Texas.  And so there's a little bit of headwind to grow into the fourth quarter because of the large amount of volume that we got from those.

DAVID PARKER:  That's a good point, yes.  Kind of what we see, what we believe is that there's always the opportunity for two or three one-time events during the course of the year, whether it's a hurricane problem or a Christmas situation.  But Richard is exactly right, Rob.  There was, the hurricane did assist them a lot in the third quarter.

ROB SAMMOND:  All right, guys.  We'd like to congratulate Doug Cook on his recognition at the ATA for the safety, being named the Safety Director of the Year, and appreciate the time.

MALE SPEAKER:  Thank you, Rob.

OPERATOR:  Thank you.  Our next question comes from Chaz Jones.

CHAZ JONES:  Hey, good morning, guys

MALE SPEAKER:  Good morning, Chaz.

CHAZ JONES:  Most of my questions have been answered but maybe just kind of the 2,000 foot question here.  With fuel coming in, and maybe we're not quite there yet, but if fuel comes back down it's in the $2 range, any sense with increasing your team exposure if there's been any shift at all or any chance at all about shifting some intermodal freight back to the road?

MALE SPEAKER:   No, I would not say any hint so far.  I think our customers have been excited  that we made a decision to re-emphasize that the team product inside Covenant Transport over the last year.  But there is, we have been through it before in our 20 years, there's times when you have too many.  And so that's the balance that you have to watch not only for utilization but for drivers.  And so no, we haven't seen that yet, yet there will come a point to where if the economy – if, when, it may – whenever your opinion is on that, when supply and demand cross and if fuel is low is there a point to where there will be some freight coming back to teams.  It will because that's the way it works.  Freight gets jammed up and the teams do very well.

    Number two is, is there a sustainable change of view from a shipper on what's best from an inventory management standpoint.  And that's – another thing that plays into that is interest rates, is interest carry.  So there's two big questions that go into that. From what we've seen is it's not only cost of fuel, is inventory carry.  Those two go hand-in-hand with that. And so we're just continuing to refocus that, stay close to our customers.  A lot of our customers that have intermodal freight are very pleased that we've made that decision.  And in fact would love for us to take some of their intermodal freight if that "would help you guys".  And so we're trying to figure out when and if is the right time to introduce that product, and the complication there is obviously does it – it's a communication challenge, if you will, for our teams and the freight that our teams do haul.

CHAZ JONES:  I guess, I can imagine over the last three or four months that that spread has narrowed significantly with fuel coming down with intermodal and in trucks.

MALE SPEAKER:  That's right.

CHAZ JONES:  And then maybe just to follow-up on the equipment question.  It sounded like if equipment values kind of remain fairly flat here that you guys are okay.  But I guess maybe taking it a step further, if we have another leg down in the used equipment market related to either a second wave of bankruptcies, things of that nature, that perhaps take used equipment down, used equipment values down 30%, 40%, much like we saw back in that 2001, 2002 timeframe.  Does that raise the possibility of future impairment charges if we see another leg down like that?

MALE SPEAKER:  Right now, Chaz, the way to think about it is is exactly what Richard says.  We don't feel that our assets held for sale on a go-forward basis is exposed to any what I call sizable amounts of any potential impairment.  And the reason is we will continue to sell equipment, albeit slow, and the things that we pull going forward, the large majority of those, if not most of those, will be traded with our OEM.  And so any impairment would be isolated to for the most part on the equipment to assets held for sale.  And so I think with the adjustments that we made in the quarter which a lot of those, that's just a point in time and the market has slowed so rapidly the last 60 days and we made a decision sometime in the past, okay, should we trade this in or should we sell this.  And we made a decision to sell this.  And so we passed, we expired the beyond the "trade-back value time" and we just got stuck in this timeframe.

    And so we made those adjustments appropriately and we're going forward.  And so I don't think that – you don't need to be worried about large impairment amounts in the fleet because most of the things going forward will be traded back because the market is so slow and we have no choice.  We're not going to pile up inventory out here and so we're going to have to trade the majority of those back.

CHAZ JONES:  I apologize, Joey, if you said this.  Did you guys distinguish, I mean, not a specific dollar amount, but was that more geared towards tractors or trailers, the impairment charge in the quarter?

JOEY HOGAN:   We didn't state that.  A good piece of it was tractors.  There was a portion of it which was trailers.  With trailers going forward if we have any issues with those we can just put them back on the road.  We have a pretty young trailer fleet and we could utilize those further with our customers if necessary.  And so if that's the case we would probably just put them back in operation.

CHAZ JONES:  Okay, guys, I appreciate the commentary.

OPERATOR:  Thank you.  Again, if you would like to ask a question please press star one on your touch tone phone now.  Our next question comes from Nick Farwell.

NICK FARWELL:  Good morning, gentlemen.  I just wanted to follow-up on a cash flow question that was asked earlier.  Richard, when you commented about the negative cash flow, 14 million in July, and then it was positive in August, September, and October.  I'm assuming that's net cash flow, net of – or gross, whichever – including cap ex, depreciation, et cetera?

RICHARD CRIBBS:  That is, that is operating cash flow net of our cap ex.

NICK FARWELL:  Okay.  So the pay-down in debt was a net pay down in debt.

RICHARD CRIBBS:  That's right.  For the August, September, and October time period if you combine those three months.

NICK FARWELL:  Right. And could you just give us some sense of what that amount of pay down was?  Are we talking a couple million bucks, or…?

RICHARD CRIBBS:  That's approximately $6 million.

NICK FARWELL:  Okay.  And the second thing I wanted to ask is if possible that David or Joey could just size the company by major divisions and how you see it evolving?  I realize the marketplace is dynamic.   But how you see it evolving, say, over the next year or so?  I don't need exact numbers, say if, Joey, you're going to do that.  Just some sense of the Covenants, the dedicated, expedited, refer, and Solutions.  Obviously we know what Solutions is now.

JOEY HOGAN:   In the quarter, and we kind of, Nick, we have some financial statistics that we publish on our website.  The Covenant piece of the group was around 68% of consolidated revenue.  And inside of that expedited was the largest piece, 30% of revenues is the expedited piece of that.

    I think as we go forward we're looking, we're interested in growing that at the right time.  We have been growing it in the last year.  Our expedited revenue is up slightly, it's up 4%.  But nevertheless we're interested in growing that at the right time.  Our dedicated product inside of transport is about 18% of consolidated revenue.  It's up some from the last year and across the group it's frankly our most profitable product right now across the entire group and it's doing well.  Again, you're subject to the whims of the market, if you will.  I don't mean that disrespectfully to the market, but the whims of the market, on when's the time to add capacity or lock in capacity and not.  Right now the bid buy-in is – it's out there but it's pretty slow right now.  We are starting to hear, get some questions from some fairly decent sized shippers that have some private fleets that want to either reduce private fleet and outsource some of that and actually a few small ones want to get out of it altogether.  So we'll have to see how that plays out, out there.

    SRT we've already mentioned, which is our temperature and control product, we'd love to grow.  And in fact, SRT again is up slightly again in the third quarter and I've already said, we're going to probably be shifting some assets inside the group to SRT over the next fourth and first quarters.  So we want to grow that.

    Star serves the southeast freight market and it's just been terrible.  And so Star is struggling through that.  Its revenue versus a year ago is down.  Its equipment versus a year ago is down and we continue to work with the management team there to right size that fleet to the market.  And I think you might expect to see that further decline over the next couple of quarters.  And so priority, in summary, our temperature and control product we want to grow.  Our expedited product we want to grow at the right time.  Dedicated we want to grow at the right time, and Star has just got to right size it to the market and at the right time we'll grow it, but it's – I don't foresee that changing any time until housing really measurably moves.  So Star is going to struggle through that.  Star has – we've talked about diversifying Star a bit, maybe up into the Midwest where Covenant historically has had a little bit of strength.  Can Covenant work with Star to develop a pure regional type product up in the Midwest to help Star diversify a bit and we are doing that very small scale, but to take a look at how that might work.

NICK FARWELL:  Thanks, Joey.  That's exactly what I was looking for.  Appreciate it.

OPERATOR:  Thank you.  And our next question comes from Donald Broughton.

DONALD BROUGHTON:  Good morning, gentlemen.

MALE SPEAKER:  Good morning, Donald.

MALE SPEAKER:  Good morning, Donald.

DONALD BROUGHTON:  Let me just make sure I heard this right.  Sequentially fuel, I've got fuel for company trucks going down net, $0.294 a mile to $0.247 a mile.  Richard, did I hear you say that you're expecting the same type of sequential improvement in the fourth quarter?

RICHARD CRIBBS:  Yes.  We said $0.03 to $0.05 sequentially from the third quarter.

DONALD BROUGHTON:  And sequentially as I model rate per loaded mile is it conservative to assume that it would be flat sequentially?

RICHARD CRIBBS:  I think that's slightly conservative.  I know we keep saying flattish.  I think saying flat is slightly conservative.

DONALD BROUGHTON:  You scored 30,753 miles a truck in the quarter, flat to slightly down in the fourth.

RICHARD CRIBBS:  Yes.

DONALD BROUGHTON:  And deadhead at 10.5% or less?

RICHARD CRIBBS:  Should be probably a little less, right about the same.

DONALD BROUGHTON:  So barring, I don't want to make this too simple, but barring a severe accident or other unforeseen calamity, you'll make at least a couple pennies in the fourth quarter.

RICHARD CRIBBS:  If the economy stays the same, fuel stays the same, no major accidents then it looks like we possibly could.

DONALD BROUGHTON:  Very good, gentlemen.

MALE SPEAKER:  All right, thank you, Donald.

OPERATOR:  Again, if anyone would like to ask a question please press star one now.  Mr. Hogan, it looks like we have no further questions at this time.

JOEY HOGAN:  Thank you, Tiffany, and we thank everybody for their time this morning and we'll talk to you next quarter.  Thanks a lot.

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